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                                                                   EXHIBIT 12.01

                   EXCEL REALTY TRUST, INC. AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges



                                      3 months                       Year Ended December 31
                                       ended      -----------------------------------------------------------
                                      3/31/95         1994         1993         1992        1991       1990
                                     ------------------------------------------------------------------------
Earnings:

   Net Income                        $3,917,000   $13,796,000   $3,232,000    $454,000     $65,000   $782,000
Less:
   (Gain) Loss on Real Estate Sales       8,000       108,000     (399,000)          0           0   (843,000)
Add:
   Interest on Indebtedness           4,008,000    13,277,000    9,085,000   2,175,000   1,307,000    641,000
   Amortization of Loan Costs           327,000       824,000      118,000      43,000      33,000     58,000
   Write-off of Loan Costs              106,000        89,000      157,000           0           0     42,000
                                     ----------   -----------  -----------  ----------  ----------   --------
     Fixed Charges                    4,441,000    14,190,000    9,360,000   2,218,000   1,340,000    741,000
   EARNINGS                          $8,366,000   $28,094,000  $12,193,000  $2,672,000  $1,405,000   $680,000
                                     ==========   ===========  ===========  ==========  ==========   ========
Fixed Charges:

   Interest on Indebtedness          $4,008,000   $13,277,000   $9,085,000  $2,175,000  $1,307,000   $641,000
   Amortization of Loan Costs           327,000       824,000      118,000      43,000      33,000     58,000
   Write-off of Loan Costs              106,000        89,000      157,000           0           0     42,000
                                     ----------   -----------  -----------  ----------  ----------   --------
   FIXED CHARGES                     $4,441,000   $14,190,000   $9,360,000  $2,218,000  $1,340,000   $741,000
                                     ==========   ===========  ===========  ==========  ==========   ========
Ratio of Earnings to Fixed Charges         1.88          1.98         1.30        1.20        1.05       0.92
                                     ==========   ===========  ===========  ==========  ==========   ========
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